Exhibit 99.1

FOOTHILL RANCH, CA--(Marketwire - 01/03/11) - DecisionPoint Systems, Inc. (OTC.BB:DNPI - News), a leading provider of Enterprise Mobility and RFID solutions, today announced that it has completed its acquisition of CMAC, Inc., a logistics consulting and systems integration provider headquartered in Alpharetta, Georgia. The purchase price of $3.15 million was paid 70% in cash and 30% in stock. The transaction is expected to be accretive to DecisionPoint's 2011 earnings by $0.02 to $0.03 per share, based on 46.3 million fully diluted shares outstanding. CMAC had 2010 revenue of approximately $10.4 million.

Bryan Moss, President of CMAC, has been appointed Senior Vice President, Professional Services of DecisionPoint. Mr. Moss is charged with expanding the professional services offerings of the combined company.

"We welcome Bryan Moss and the CMAC team as well as their customers to DecisionPoint," said Nicholas Toms, CEO of DecisionPoint. "We look forward to working together to expand the service offerings and delivery of our world class solutions to all of our customers."

In conjunction with the financing of the cash portion of the acquisition, DecisionPoint repaid all of its subordinated debt of approximately $2.0 million, replacing it with a new $3.0 million, 3-year term loan. The stated interest rate of the subordinated debt was 15% versus a 9% interest rate for the bank term loan, which will result in annual interest expense savings of approximately $200,000 pretax.

About DecisionPoint Systems, Inc.

DecisionPoint Systems, Inc. (OTC.BB:DNPI - News) delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers. They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies. For more information on DecisionPoint Systems visit:

http://www.decisionpt.com/news.php.

Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Contact:

Company Contact:
Nicholas R. Toms - NJ Office
Chief Executive Officer
T: 973-290-0100 ext 110
ntoms@decisionpt.com

Investor Relations Contact:
Stephanie Prince/Jody Burfening
Lippert/Heilshorn & Associates
T: 212-838-3777
sprince@lhai.com